                            EXHIBIT 10.33

                    DIGITAL MICROWAVE CORPORATION

                    FORM OF EMPLOYMENT AGREEMENT

     Attached is a form of employment agreement between the Company and certain executive officers as listed below:



Name                              Position                        Annual Salary
----                              --------                        -------------
Frank Carretta, Jr.      Senior Vice President, Worldwide Sales      $247,500

Paul A. Kennard          Chief Technical Officer and Vice President,
                          Corporate Marketing                        $201,600

Sam Smookler             President, Broadband, Long Haul Services    $320,000

Carl A. Thomsen          Senior Vice President, Chief Financial
                          Officer and Secretary                      $233,280

                                EMPLOYMENT AGREEMENT


     The Agreement, dated as of _______ __, 199_ , is between Digital Microwave Corporation, a California corporation ("Employer"), and __________, ("Employee").

RECITALS

*  Employee is and has been employed by Employer and is currently serving as
__________.

* Employee and Employer entered into an open-ended Employment Agreement on _____ __, 199_. Employer desires to revise the terms and conditions of the
_____ __, 199_ Agreement.

* Employer desires to continue to employ Employee and to assure itself of the continued services of Employee for the Period of Employment provided for in this Employment Agreement, and Employee desires to be employed by Employer for such period, upon the following terms and conditions.


ACCORDINGLY, the parties agree as follows:


1.  Period of Employment.

Employer shall employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the date which the Period of Employment is terminated in accordance with
Section 4.


2.  Position and Responsibilities.

     (a) Position. Employee shall continue employment with Employer as __________ and shall perform all services appropriate to that position as well as other duties that may be assigned by Employer. Employee shall devote his best efforts and full-time attention to the performance of his duties. Employee shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Employee shall report to the __________ or another officer of Employer. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

     (b) Other Activity. Except upon the prior written consent of Employer, Employee (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer. Notwithstanding the foregoing, upon reasonable notice to Employer, Employee may serve as a director of one for profit entity and one not for profit entity so long as such entity is not competitive with Employer or any Affiliate and where such service does not otherwise create a conflict of interest.

     (c) Employee shall be bound by the Non-Compete Agreement which is attached as Exhibit A, and by reference is incorporated into this Employment Agreement.

4.   Compensation and Benefits.

(a) Compensation. In consideration of the services to be rendered under the Agreement, Employer shall pay Employee his current base salary of $__________ per year, payable semi-monthly, pursuant to the procedures regularly established, and as they may be amended, by Employer in its sole discretion, during the Period of Employment. Employer shall review annually Employee's compensation, which may be modified on a short term basis to reflect business or other conditions. Employer shall determine, in its sole discretion, whether and how much the existing compensation shall be adjusted, without regard to any policy or practice Employer may have for adjusting salaries. In addition to base salary, Employee shall be eligible to participate in the Employer's executive management incentive bonus and stock option plans according to the terms of those plans.

(b) Executive Management Incentive Bonus Plan. The target bonus award will be a percentage of the Employee's base salary. The percentage is to be set by the Board at the beginning of each fiscal year. The current percentage is __% of Employee's base salary, and is paid annually following the certification of the business results of Digital Microwave Corporation.
     The criteria for receiving an award under this Plan will be based on the degree of success that Digital Microwave has in achieving its financial goals for the fiscal year (__% of the target award) and the accomplishment of certain key organizational objectives. (__% of the target award.) The Plan is capped at ___% of the target award. A minimum threshold achievement of target goals must be met in order to receive any bonus award under the Plan.

(c) Benefits. Employee shall be entitled to vacation leave in accordance with Employer's standard policies and the terms of Employee's original employment offer letter dated _____ __, 199_. As Employee becomes eligible thereof, Employee shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to similarly situated employees of Employer. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plans, as amended. Employee also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Nothing stated in the Agreement shall prevent Employer from changing or eliminating any benefit during the Period of Employment as Employer, in its sole discretion, may deem necessary or desirable. No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of the Agreement, any renewal thereof, or its termination. All compensation and comparable payments to be paid to Employee under the Agreement shall be less withholdings required by law.

(d) Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer's policies, as they may be amended in Employer's sole discretion.

4.  Termination of Employment.

     (a) By Death. The Period of Employment shall terminate automatically upon the death of Employee. Employer shall pay to Employee's beneficiaries or estate, as appropriate, any, compensation then due and owing, including payment for accrued unused vacation, if any, and will when due make a payment of any incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period. Thereafter, all obligations of Employer under the Agreement shall cease. Nothing in the Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

     (b) By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under the Agreement for more than ninety (90) consecutive days, then, to the extent permitted by law, Employer may terminate the Period of Employment without any advance notice. Employer shall pay Employee all compensation to which he is entitled up through the day notice of termination is provided, and, in addition, Employee shall be entitled to the following benefits provided in subparagraph 4(c): severance, health insurance premium payments, prorated incentive bonus, and continued vesting of stock options; thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable Employer disability plan; provided, however, that the severance benefits to which Employee is entitled shall be offset by any disability income payments received by Employee so that the total monthly severance and disability income benefit payments for the severance period shall not exceed Employee's then current salary.

     (c) By Employer Not For Cause. At any time, the Employer may terminate the Period of Employment Not for Cause for any reason, by providing Employee ten (10) days' advance written notice, provided that Employee shall be paid, in addition to all compensation due and owing through the last day actually worked, severance in an amount equal to twelve (12) months of the Employee's then current base salary. Such severance shall be paid by Employer to Employee in 12 equal monthly installments, commencing one month from the date of termination, or, at Employer's discretion, in a single lump sum on the termination date. Employer shall also pay the Employer's share of health insurance premiums for a period of up to 12 months, or until Employee is eligible to participate in another employer's plan, whichever comes first, should Employee elect to convert his health insurance benefits under COBRA. Employer shall also pay when due any incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period. Employee's stock options will continue to vest for twelve (12) months following the termination date.

     If Employer terminates the Period of Employment Not for Cause within eighteen (18) months following a Change of Control as defined in subparagraph 4(f), Employee shall receive the severance benefits set forth in subparagraph 4(f)(i)-(iv) rather than the severance benefits set forth in the subparagraph 4(c).

     Employer shall have the option, in its complete discretion, to terminate the Period of Employment at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked plus an amount equal to the base salary Employee would have earned through the balance of the above notice period in addition to the severance benefits described above; thereafter, all of Employer's obligations under the Agreement shall cease. Employer may dismiss Employee without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees.

     (d) By Employer For Cause. At any time, and without prior notice, Employer may terminate the Period of Employment for Cause (as defined below). Employer shall pay Employee all compensation then due and owing; thereafter, all of Employer's obligations under the Agreement shall cease. Termination shall be for "Cause" if Employee: (i) acts in bad faith and to the detriment of Employer; (ii) exhibits in regard to his employment willful misconduct, dishonesty, habitual neglect of duties, or any willful act or omission that may materially and adversely affect the Employer's business or that involves fraud, embezzlement or misappropriation of any property or proprietary information of the Employer; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of the Agreement. If termination is due to Employee's disability, Section 4(b) above shall control, and not the subsection on termination for Cause.

     (e) By Employee Not for Cause. At any time, Employee may terminate the Period of Employment for any reason, with or without cause, by providing Employer ten (10) days' advance written notice. Employer shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided Employer pays Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, not to exceed ten (10) days; thereafter, all of Employer's obligations under the Agreement shall cease.

     (f) By Employee for Good Reason Upon a Change of Control at anytime. Employee may terminate, without liability, the Period of Employment for Good Reason upon a Change of Control (as defined below), provided Employee gives Employer sixty (60) days' advance written notice of the reason for termination and his intent to terminate the Agreement. During the period, Employer shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within the period, Employee's notice to terminate shall be rescinded automatically; if not remedied, termination of the Period of Employment shall become effective upon expiration of the above notice period. In the event, Employer shall pay Employee all compensation due and owing through the last day actually worked.

     Employer shall also have the option, in its complete discretion, to make termination effective at any time prior to the end of the notice period, provided that Employer pays Employee all compensation due and owing through the balance of the notice period (not to exceed sixty (60) days). Employee shall be entitled to exercise his right to terminate the Agreement for Good Reason only if he gives the required notice not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason. If Employee terminates the Period of Employment for Good Reason upon a Change of Control, Employee shall receive the following:

          (i) A severance payment equal to twenty four (24) month's of the Employee's then base salary. At the discretion of the Employer, the severance payment may be made in the form of salary continuation over the equivalent pay periods that the severance covers or in a lump sum payment.

          (ii) A payment when due of the incentive bonus to which the Employee would have been entitled prorated based on the number of months the Employee was employed during the incentive bonus period.

          (iii) A payment equal to the annual incentive bonus payments received by Employee, if any, for the previous two years.

          (iv) Payment of the Employee's share of health insurance premiums for a period of up to twenty four (24) months, or until Employee is eligible to participate in another Employer's plan, whichever comes first, should Employee elect to convert his/her health insurance benefits under COBRA.

     "Change of Control" shall mean the occurrence of any of the following events as used herein, after the Effective Date: (i) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) other than Digital Microwave or its affiliates (a "Third Party") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the total voting power represented by the Employer's then outstanding voting securities; (ii) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation that is a Third Party, other than a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all the Employer's assets to a Third Party. "Change of Control" shall also mean a change in the composition of the Board over a period of thirty-six
(36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Employee's position, duties, responsibilities, or status with Employer; (ii) there is a reduction in Employee's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of Employer; (iii) there is a material reduction in Employee's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Employer; (iv) the Employer involuntarily relocates the Employee; or (v) Employer materially breaches the Agreement.

     (g)  Termination Obligations.

        (i) Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

       (ii) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination of the Period of Employment, unless explicitly continued either under the Agreement or under any specific written policy or benefit plan of Employer.

       (iii) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

       (iv) The representations and warranties contained in the Agreement and Employee's obligations under the Section 4(g) on Termination Obligations and Section 5 on Proprietary Information shall survive the termination of the Period of Employment and the expiration of the Agreement.

       (v) Following any termination of the Period of Employment, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Employee shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer.

5.  Proprietary Information.

     (a) Defined. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Employer, or any Affiliate, in the course of his or his employment or otherwise produced or acquired by or on behalf of Employer, or any Affiliate. All Proprietary Information not generally known outside of Employer's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information."
     Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Employee should consult any Employer procedures instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by the Agreement. Nothing contained in those procedures or in the Agreement is intended to limit the effect of the other.

     (b) General Restrictions on Use. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under the Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Employer.

6.  Arbitration.

     (a) Arbitrable Claims. All disputes between Employee (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under the Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by the Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that Employer may, at its option, seek injunctive relief and damages in court for any breach of Section 5 of the Agreement. Subject to the foregoing sentence, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

     (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in the Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. The burden of proof in any arbitration shall be allocated as provided by applicable law, unless otherwise specified in the Agreement. Either party may bring an action in court to compel arbitration under the Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of the Section 6.

     (c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of the Agreement is void or unenforceable.

     (d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of the subsection concerning confidentiality.

     (e) Continuing Obligations. The rights and obligations of Employee and Employer set forth in the Section on Arbitration shall survive the termination of Employee's employment and the expiration of the Agreement.

7.  Notices.

Any notice under the Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below (if one is provided), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address below. Employee shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with the Section.

Employer's Notice Address:

     Vice President, Personnel
     Digital Microwave Corporation
     170 Rose Orchard Way
     San Jose, California  95134
     Fax Phone No.:  (408)944-1701



Employee's Notice Address:

     __________
     % Digital Microwave Corporation
     170 Rose Orchard Way
     San Jose, California  95134
     Fax Phone No.:  (408) 944-1701


8.  Action by Employer.

All actions required or permitted to be taken under the Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to the Agreement, shall be made and authorized only by the President or by his or his representative specifically authorized to fulfill these obligations under the Agreement.


9.  Integration.

The Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by Employer. The Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of the Agreement, the provisions of the Agreement shall control.


10.  Amendments; Waivers.

The Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under the Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.  Assignment; Successors and Assigns.

Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under the Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in the Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights or obligations under the Agreement. Subject to the foregoing, the Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in the Agreement.

12.  Severability.

If any provision of the Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of the Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13.  Attorneys' Fees.

In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

14. Governing Law. The Agreement shall be governed by and construed in accordance with the law of the State of California.

15.  Interpretation.

The Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, the Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in the Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16.  Employee Acknowledgment.

Employee acknowledges that he has had the opportunity to consult legal counsel in regard to the Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in the Agreement.



The parties have duly executed the Agreement as of the date first written above.

______________________________
     __________

Digital Microwave Corporation


_______________________________

   By:    Charles D. Kissner
   Its:   Chairman and Chief Executive Officer

     EXHIBIT A

                         POST-EMPLOYMENT CONSULTING PERIOD
                               NON COMPETE AGREEMENT

Post-employment Consulting Period.

     (i) If Employee is eligible for post-employment consulting benefits pursuant to subparagraphs 4(b), 4(c) or 4(f), Employee will be available for consultation upon Employer's request during the applicable Post-employment Consulting Period. Employee shall make himself available for up to 20 hours per month. Employee shall work in good faith and shall devote his best efforts to perform the consulting services requested by Employer. Employer shall work in good faith to reasonably accommodate Employee's schedule. Employee shall not be required to provide more than 20 hours per month, unless otherwise agreed in writing by both parties.

     (ii) During the Post-employment Consulting Period, Employee may accept other employment or consulting positions or engage in any other business activity, except to the extent doing so interferes with Employees obligations under this Agreement or creates a conflict of interest. If Employee is retained, either as an employee or as an independent contractor, by any company (or engages in any business activity) that is in competition with the business of Employer, Employee shall notify Employer within five (5) days (but no later than the date Employee begins the retention or competitive activity). The Post-employment Consulting Period will terminate effective on the effective date of this notice, unless otherwise agreed in writing by Employer.

     As of the Effective Date of this Agreement, the following companies are considered to be in competition with Employer (but are not the only such competitors): Harris Corporation/Farinon Division, California Microwave, Alcatel, NEC, Western Multiplex, P-Com, ATI, Netro, Siemens, Ericsson, Nokia, Nortel, Nera, Wireless Inc.

     (iii) The term of the Post-employment Consulting Period shall be the period specified in Section 4, unless terminated sooner in accordance with Paragraph (ii) above or as follows: Employee may terminate the Post-employment Consulting Period for any reason by providing Employer ten (10) days' advance written notice. Employer may terminate the Post-employment Consulting Period without any prior notice only if Employee breaches a term in Employment Agreement, including without limitation Section 4(g) on Termination Obligations, Section 5 on Proprietary Information and Section 6 on Arbitration or Exhibit A on the Post-employment Consulting Period.

     (iv) Employee's right to receive any benefits provided by Section 4 of the Employment Agreement during the Post-employment Consulting Period is conditioned on Employee performing Employee's obligations during the Post-employment Consulting Period, and Employee shall not be entitled to any additional compensation for the consulting services, unless otherwise agreed in writing by Employer. Employer shall provide the benefits provided in Section 4 of the Employment Agreement through the effective date of the termination of the Post-employment Consulting Period. Thereafter, all of Employer's obligations under this Agreement shall cease.

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